SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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HAWK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 30, 2004

Dear Stockholder:

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Hawk Corporation, on June 3, 2004, starting at 10:00 A.M. local time at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114.

     As more fully described in the attached Notice of Annual Meeting and the accompanying Proxy Statement, the principal business to be addressed at the meeting is the election of directors.

     In addition, our management will report on our results and will be available to respond to your questions.

     Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the Annual Meeting even if you have returned a proxy card.

     On behalf of the directors and management of Hawk Corporation, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

RONALD E. WEINBERG	NORMAN C. HARBERT
Chairman of the Board, Chief Executive Officer and President	Senior Chairman of the Board and Founder

HAWK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2004

TO THE STOCKHOLDERS OF HAWK CORPORATION:

     The Annual Meeting of the Stockholders of Hawk Corporation, a Delaware corporation, will be held on June 3, 2004, at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114, beginning at 10:00 A.M. local time, for the following purposes:

1.	To elect the directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal 1); and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 6, 2004 are entitled to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

BYRON S. KRANTZ
Secretary

PROXY STATEMENT
PROPOSALS TO BE VOTED UPON
STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Meetings of the Board of Directors
Committees of the Board of Directors
Nomination of Candidates for Director
Stockholder Communications with Directors
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Option Values at Year-End 2003
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
PRINCIPAL STOCKHOLDERS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS
ANNEX A
ANNEX B
HAWK CORPORATION QUALIFIED LEGAL COMPLIANCE COMMITTEE CHARTER

HAWK CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our 2004 Annual Meeting of Stockholders to be held on June 3, 2004, and any postponements or adjournments of the meeting.

     This Proxy Statement and the accompanying Chairmen Letter, Notice and Proxy Card, together with our annual report to stockholders for the year ended December 31, 2003, are being sent to our stockholders beginning on or about April 30, 2004.

QUESTIONS and ANSWERS

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?
A:	Our 2004 Annual Meeting of Stockholders will be held on June 3, 2004, at 10:00 A.M. local time at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114.

Q:	WHAT ARE STOCKHOLDERS VOTING ON?
A:	Election of four directors (Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III). If a proposal other than the listed proposal is presented at the annual meeting, your signed proxy card gives authority to Byron S. Krantz and Marc C. Krantz to vote on any such additional proposal.

Q:	WHO IS ENTITLED TO VOTE?
A:	Our record date is April 6, 2004. Therefore, only holders of our Class A common stock as of the close of business on April 6, 2004 are entitled to vote. Each share of Class A common stock is entitled to one vote.

Q:	HOW DO STOCKHOLDERS VOTE?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy any time before the meeting by:

•	notifying our Corporate Secretary,

•	voting in person, or

•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz and Marc C. Krantz will vote FOR the nominated directors on your behalf.

Q:	WHO WILL COUNT THE VOTE?
A:	Representatives of National City Bank, our transfer agent, will tabulate the votes. Thomas A. Gilbride, Vice President — Finance, and Joseph J. Levanduski, Vice President — Chief Financial Officer, will be responsible for reviewing the vote count as election inspectors.

Q:	WHAT SHARES ARE INCLUDED ON THE PROXY CARD AND WHAT DOES IT MEAN IF A STOCKHOLDER GETS MORE THAN ONE PROXY CARD?
A:	The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. If you are or were an employee and have shares credited to your 401(k) savings plan account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares. The shares in your 401(k) savings plan account will be voted in accordance with your instructions. If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted in favor of the nominated directors.

Q:	WHAT CONSTITUTES A QUORUM?
A:	As of the record date, 8,651,180 shares of our Class A common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting the proposal at the annual meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against such proposal. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	WHO CAN ATTEND THE ANNUAL MEETING?
A:	All stockholders as of the record date, April 6, 2004, can attend.

Q:	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?
A:	Together, they own approximately 41% of our Class A common stock as of the record date. (See pages 25 through 27 for more details.)

Q:	WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A:	•	Ronald E. Weinberg, our Chairman of the Board, Chief Executive Officer and President beneficially owns 1,387,965 shares of our Class A common stock, or 15.8%, as of the record date.
	•	Norman C. Harbert, our Senior Chairman of the Board and Founder, beneficially owns 1,331,667 shares of our Class A Common Stock, or 15.2%, as of the record date.

Q:	WHEN IS A STOCKHOLDER PROPOSAL DUE FOR THE NEXT ANNUAL MEETING?
A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by December 14, 2004, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our Amended and Restated By-laws and the provisions of Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended. (See page 30 for more details.)

Q:	HOW DOES A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF HAWK?
A:	Any stockholder may recommend any person as a nominee for director by writing to our Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114. Our nominating committee reviews any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter available through our website and attached to this proxy statement. Individuals recommended for directors by stockholders for next year’s annual meeting must be received no earlier than March 5, 2005 and no later than April 2, 2005, and must be in accordance with the requirements of our Amended and Restated By-laws. (See pages 9, 10 and 30 for more details.)

Q:	WHO PAYS FOR THE SOLICITATION EXPENSES?
A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their customers. No solicitation will be made other than by our directors, officers and employees.

Q:	HOW ARE WE COMPLYING WITH THE SARBANES-OXLEY ACT OF 2002 AND THE CORPORATE GOVERNANCE RULES OF THE AMERICAN STOCK EXCHANGE?
A:	The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002. The statute addresses, among other issues, corporate governance, auditing and accounting guidelines, executive compensation and enhanced and timely disclosure of corporate information. On December 1, 2003, the Securities and Exchange Commission approved the corporate governance rules of the American Stock Exchange, or Amex. These rules specifically address director independence and corporate accountability.

In response to the Sarbanes-Oxley Act of 2002 and the new corporate governance rules of Amex, the Board of Directors strengthened and improved its already strong corporate governance practices. For example:

•	A majority of our Board of Directors are “independent” as defined by Amex,

•	Independent directors will meet regularly in private sessions without any directors who are one of our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management present,

•	All members of the nominating committee and audit committee are “independent” as defined by Amex,

•	We have designated a “financial expert” on our audit committee,

•	We have adopted and posted on our website at www.hawkcorp.com a Code of Business Conduct and Ethics governing the actions and working relationships of Hawk employees, officers and directors,

•	We have adopted and posted on our website at www.hawkcorp.com updated and revised charters for our audit and nominating committees, and

•	Our audit committee has established procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls or auditing matters and allow for the confidential, anonymous submission of concerns by employees.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE:
ELECTION OF DIRECTORS

     At this Annual Meeting, seven directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. You are entitled to elect four directors.

     Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

     If any director to be elected by you is unable to stand for re-election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

     The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the annual meeting is needed to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.

     The Board of Directors recommends that you vote FOR Messrs. Berlin, Bishop, Kemp and Moore.

     The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the Board of Directors. Based on the current size of the Board of Directors, the Series D preferred stockholders may elect four directors at the annual meeting. The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships. The holders have determined to elect only three directors at the annual meeting and expressly reserve, and do not waive, their rights to elect a majority of the Board of Directors. The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz. The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both the Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners. For a more detailed description, you should read the section entitled “Stockholders’ Agreement” on page 28.

STRUCTURE AND PRACTICES OF
THE BOARD OF DIRECTORS

     Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was approved by the Board of Directors. Certain information about the nominees to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since
DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS
Andrew T. Berlin	43	Director	2002
Paul R. Bishop	60	Director	1993
Jack F. Kemp	68	Director	1999
Dan T. Moore, III	64	Director	1989
DIRECTORS TO BE ELECTED BY PREFERRED STOCKHOLDERS*
Ronald E. Weinberg	62	Chairman of the Board, Chief Executive Officer, President and Director	1989
Norman C. Harbert	70	Senior Chairman of the Board, Founder and Director	1989
Byron S. Krantz	68	Secretary and Director	1989

*	Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of the directors as long as the Series D preferred stock is outstanding. The holders of the Series D preferred stock have indicated to us that at the annual meeting they have determined to elect Messrs. Weinberg, Harbert and Krantz. Messrs. Weinberg, Harbert and Krantz will hold office until their successors have been duly elected by the holders of the Series D preferred stock and qualified.

     Ronald E. Weinberg is our Chairman of the Board, Chief Executive Officer and President and has served as a Director since March 1989. He has also served in various other senior executive capacities for us since 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Since December 1997, Mr. Weinberg has been the Chairman of the Board of New Channel Communications Corp., a company specializing in direct marketing and the providing of computer software solutions. Mr. Weinberg was the Chairman and Chief Executive Officer of SunMedia Corp., a communications company that published weekly suburban newspapers, until it was sold in 1997, and the Chairman of New West Eyeworks, Inc., a chain of retail optical stores, which was sold in 1998.

     Norman C. Harbert is our Senior Chairman of the Board and Founder and has served as a Director since March 1989. He has also served us in various other capacities since 1989. Mr. Harbert has over 45 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250 million. Mr. Harbert is a Director of Second Bancorp Inc., a bank holding company.

     Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

     Andrew T. Berlin has served as a Director since October 2002. Since 1989, Mr. Berlin has been the President and Chief Executive Officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago. Under Mr. Berlin’s leadership, Berlin Packaging has grown to 20 locations throughout the United States.

     Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is a member of the Board of Trustees of the Stark Development Board, Mount Union College, Aultman Health Foundation, United Way Foundation of Central Stark County and Chairman of the Board of Trustees of the Stark Community Foundation.

     Jack F. Kemp has served as a Director since September 1999. Mr. Kemp is a co-director of Empower America, a public policy and advocacy organization he co-founded in 1993. In 1996, Mr. Kemp received the Republican Party’s nomination for Vice President of the United States. Prior to co-founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development. Prior to his appointment to the Cabinet, Mr. Kemp represented New York for eighteen years in the United States House of Representatives. Mr. Kemp is also a Director of Oracle Corporation, a computer software company, Speedway Motorsports, Inc., a promoter, marketer and sponsor of motor sports activities, Sideware Systems Inc., a producer of internet training video, SVT Inc., a provider of IT related professional services to businesses, and Velocity Express Corporation, a large same-day delivery company.

     Dan T. Moore, III has served as a Director since March 1989. Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969. He is also the founder and Chairman of Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc. and Team Wendy, LLC. Mr. Moore has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, the Cleveland Museum of Natural History, and Chairman of Cleveland Clinic Home Care.

     The Board of Directors has determined that each of Messrs. Berlin, Bishop, Kemp, Krantz and Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of Amex.

Director Compensation

     In 2003, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders, an annual fee of $15,000 consisting of a cash payment of $7,500 and $7,500 in shares of our Class A common stock. In addition, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders $2,000 in cash for each board meeting that such director attended and $500 in cash for each telephonic board meeting in which such director participated. We reimbursed all directors for expenses incurred in connection with their services as directors. No additional consideration was paid to the directors for committee participation, except $500 in cash was paid for any in-person committee meeting that was held on a day other than a day on which a board meeting was held.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Class A common stock. Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in 2003.

Meetings of the Board of Directors

     Beginning in 2004, the Board of Directors will have four regularly scheduled meetings each year and special meetings will be held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for Board of Directors’ and committee meetings, recent developments, and other matters of interest to the directors. The Board of Directors has access to management at all times.

     The independent directors will meet regularly in private sessions without any directors who are one of our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management present. This session will include at least one session to review and assess the process and effectiveness of the Board of Directors and to consider any other matters that the directors may request.

     The Board of Directors met three times in 2003. All members of the Board of Directors participated in at least 75% of all Board of Directors and applicable committee meetings in 2003. Hawk strongly encourages members of the Board of Directors to attend the annual meeting of stockholders. All members of the Board of Directors attended the 2003 Annual Meeting of Stockholders held on May 22, 2003.

Committees of the Board of Directors

     Executive Committee. The executive committee consists of Messrs. Weinberg, Harbert and Krantz. During the intervals between meetings of the Board of Directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the Board from time to time. The executive committee possesses and may exercise all the powers of the Board while the Board is not in session, except the power to:

•	elect any director or to elect or remove any member of the executive committee,

•	change the number of members of the executive committee,

•	declare any dividend or authorize any distribution on any shares of capital stock, or

•	amend the by-laws.

     The executive committee did not meet in 2003, but acted by written consent eight times.

     Compensation Committee. The compensation committee is composed of Messrs. Berlin, Bishop and Krantz. Its purpose is to determine the compensation of Messrs. Weinberg and Harbert and to review and make recommendations regarding the compensation for all of our other executive officers. The compensation committee also administers our 1997 Stock Option Plan, our 2000 Long Term Incentive Plan and our annual incentive compensation plan for our chief executive officer and senior chairman of the board. The Board of Directors reviews and votes upon all compensation determinations and option grants recommended by the compensation committee. The Board of Directors has determined that the members of the compensation committee are independent as required by applicable law and regulations and the listing standards of Amex. The compensation committee met three times in 2003.

     Nominating Committee. The nominating committee, composed of Messrs. Bishop and Kemp, is responsible for identifying individuals qualified to become Board members and making recommendations to the Board of Directors on candidates for election to the Board. The nominating committee reviews any nominees recommended to it by stockholders in writing and sent to our Secretary. A written recommendation must be delivered to us in a timely fashion as described below in “Stockholder Proposals and Director Nominations.”

     The nominating committee conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. The nominating committee may retain experts to assist it in carrying out its responsibilities. The Board of Directors has determined that the members of the nominating committee are independent as required by applicable laws and regulations and the listing standards of Amex. The nominating committee’s charter is available on Hawk’s website at www.hawkcorp.com and is also attached to this proxy statement as Annex A. The nominating committee met once in 2003.

     Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 11.

Nomination of Candidates for Director

     To the extent there are any vacancies on the Board and to the extent the nominating committee determines not to renominate an incumbent director for election to the Board, the nominating committee considers individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals. The nominating committee is advised of all nominations that are submitted to Hawk and determines whether it will further consider the candidates using the criteria described below.

In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a Board of Directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk. These factors may include:

•	judgment,

•	skill,

•	diversity,

•	integrity,

•	experience with businesses and other organizations of comparable size,

•	the interplay of the candidate’s experience with the experience of other Board members, and

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

     During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings and other relevant reasons. The nominating committee would then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration. Next, the nominating committee would discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the Board of Directors for nomination.

     After the nominating committee has completed its evaluation, it must present its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the nominating committee will also report on other candidates who were considered but not selected.

     A stockholder who wishes to nominate an individual for election as a director at the Annual Meeting of Stockholders must give us advance written notice and provide specified information as described below in “Stockholder Proposals and Director Nominations.”

Stockholder Communications with Directors

     A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, should send the communication to:

Hawk Corporation
Board of Directors [or committee name or director’s
name, as appropriate]
200 Public Square, Suite 1500
Cleveland, Ohio 44114

     Hawk will forward all stockholder correspondence about Hawk to the Board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

     Hawk has a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer. This Code of Business Conduct and Ethics is available on Hawk’s website at www.hawkcorp.com. Any amendments or waivers to the Code of Business Conduct and Ethics that applies to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT

     In accordance with its written charter that was approved and adopted by our Board, our audit committee assists the Board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. The audit committee is directly responsible for the appointment of Hawk’s independent auditor (subject to stockholder ratification, if such ratification is deemed applicable by the audit committee) and is charged with reviewing and approving all services performed for Hawk by the independent auditor and for reviewing the auditor’s fees. The audit committee reviews the independent auditor’s internal quality control procedures, reviews all relationships between the independent auditor and Hawk in order to assess the auditor’s independence, and monitors compliance with Hawk’s policy regarding non-audit services, if any, rendered by the independent auditor. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee also reviews management’s programs to monitor compliance with Hawk’s policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees. The audit committee also serves as the qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002.

     The audit committee, comprised of Messrs. Berlin, Bishop, and Moore, met twice in 2003. The audit committee’s current composition satisfies the regulations of Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in the Amex listing standards. The Board of Directors has designated Mr. Bishop and Mr. Moore as “audit committee financial experts” under applicable SEC rules and both are also deemed to be “financially sophisticated” audit committee members under applicable Amex rules. The audit committee reviews and reassess its charter at least annually and will obtain the approval of the Board for any proposed changes to its charter.

     The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements with management. The audit committee also discussed with our independent auditors the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

     In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent auditors a formal written statement describing all relationships between the independent auditor and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors’ independence, the audit committee also considered whether the non-audit services performed by the auditors on our behalf were compatible with maintaining the independence of the auditors.

     In reliance upon the audit committee’s reviews and discussions with management and our independent auditors, the audit committee recommended to the Board on February 17, 2004 that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     The audit committee has completed a comprehensive review of its charter, practices and procedures in order to assure continued compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the regulations of the SEC and Amex. The audit committee charter is attached to this proxy statement as Annex B.

AUDIT COMMITTEE ANDREW T. BERLIN PAUL R. BISHOP DAN T. MOORE, III

Principal Accounting Firm Fees

     The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2003 and December 31, 2002, by our principal accounting firm, Ernst & Young LLP. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002
Audit Fees	$350,000	$300,750
Audit Related Fees	85,240	157,500
Tax Fees	215,214	260,525
All Other Fees	-0-	-0-

Total	$650,454	$718,775

     Audit Fees. These are fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

     Audit-Related Fees. These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, general assistance with implementation of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002, consulting on accounting matters in foreign jurisdictions, and consulting on financial accounting and reporting.

     Tax Fees. These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

     All Other Fees. There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2003 and 2002.

     The audit committee authorized the payment by us of the fees billed to us by Ernst & Young LLP in 2003 and 2002. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and make statements if they desire. At a later date, the audit committee will recommend and the Board of Directors will appoint independent auditors to audit our financial statements for 2004. The audit committee will review the scope of any such audit and other assignments given to the auditors to assess whether such assignments would affect their independence.

EXECUTIVE OFFICERS

     Set forth below are the names, ages, positions and certain other information concerning our current executive officers:

Name	Age	Position
Ronald E. Weinberg (1)	62	Chairman of the Board, Chief Executive Officer, President and Director
Steven J. Campbell	50	President – Wellman Products Group, Inc.
B. Christopher DiSantis	32	President – Hawk Precision Components Group, Inc.
Thomas A. Gilbride	50	Vice President – Finance
Joseph J. Levanduski	41	Vice President – Chief Financial Officer

(1)	Biographical information for Mr. Weinberg can be found under “Board of Directors.”

     Steven J. Campbell has served as President of Wellman Products Group, Inc., one of our wholly-owned subsidiaries, since February 2000. From 1999 through 2000, Mr. Campbell served as Chief Financial Officer and Project Director for a division of Cooper Industries in connection with its expansion into Mexico. From 1997 through 1999, Mr. Campbell was the President of Unarco LLC, a national manufacturer of retail products, and from 1995 through 1997, he served as Vice President — International Operations for Cooper Industries’ Hand Tool Division.

     B. Christopher DiSantis has served as President of Hawk Precision Components Group, Inc., one of our wholly-owned subsidiaries, since January 2004 and President of Hawk Motors, Inc., one of our wholly-owned subsidiaries, since May 2003. Mr. DiSantis joined Hawk in 2000 as Vice President of Corporate Development and in January 2002 was named President of Hawk Performance Group. Prior to joining Hawk, Mr. DiSantis held positions as Vice President of Seabury Metals, LLC, an aluminum recycling business and President of the Manufacturing Division of AGI, a steel industry service and engineering company.

     Thomas A. Gilbride has served as our Vice President — Finance since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.

     Joseph J. Levanduski has served as our Vice President — Chief Financial Officer since May 2003. In addition, Mr. Levanduski has provided managerial oversight for our Tex Racing business unit, a component of Hawk Racing Group, since 2002. Prior to becoming Vice

President — CFO, Mr. Levanduski served as our Vice President — Controller since May 2000 and our Controller since April 1997. Prior to April 1997, Mr. Levanduski served as Controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Company and S.K. Wellman Corp.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table summarizes the compensation paid by us to our Chief Executive Officer and our most highly compensated executive officers or former executive officers.

					Long-Term Compensation
	Annual Compensation				Awards	Payouts
				Other
Name and	Fiscal			Annual Compensation	Securities	LTIP	All Other
Principal Position	Year	Salary	Bonus	(1)	Underlying Options(2)	Payouts	Compensation
		($)	($)	($)		($)	($)
Ronald E. Weinberg Chairman of the Board, Chief	2003	418,600	225,000	—	—	—	13,125	(3)
Executive Officer	2002	406,600	—	$57,700	—	—	5,100	(3)
and President	2001	320,800	200,000	—	135,967	—	10,700	(3)

Norman C. Harbert Senior Chairman of	2003	350,300	125,000	58,500	—	68,400 (4)	28,841	(5)
the Board and	2002	344,600	—	70,100	—	58,400 (4)	21,016	(5)
Founder	2001	355,800	175,000	55,200	107,192	52,000 (4)	23,716	(5)

Steven J. Campbell President — Wellman	2003	213,300	60,000	—	—	—	7,825
Products Group,	2002	187,800	14,500	—	—	—	—
Inc.	2001	175,200	56,800	—	28,676	—	—

Joseph J. Levanduski Vice President —	2003	160,000	50,000	—	—	—	5,822
Chief Financial	2002	130,300	—	—	—	—	—
Officer	2001	123,700	31,500	—	19,118	—	—

W. Michael Corkran Former President — Hawk Precision	2003	208,400	—	—	—	—	—
Components Group,	2002	205,100	24,000	—	—	—	—
Inc. (6)	2001	75,600	—	—	44,700	—	—

Jeffrey H. Berlin Former President	2003	275,000	—	—	—	—	7,825
and Chief Operating	2002	249,800	—	—	—	—	—
Officer (7)	2001	239,000	95,000	—	30,680	—	—

(1)	“Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Weinberg, a car allowance pursuant to his employment agreement of $14,800 and medical expenses under our medical insurance plans of $19,700 in 2002; and for Mr. Harbert a car allowance pursuant to his employment agreement of $19,200, $19,000 and $19,200 in 2003, 2002 and 2001, respectively, medical expenses under our medical insurance plans of $20,300 in 2002, and professional services, including financial, tax and estate planning services, of $15,000, $18,000 and $14,000 in 2003, 2002 and 2001, respectively.

(2)	For 2001, options to purchase our Class A common stock at an exercise price of $3.74 per share for Messrs. Weinberg and Harbert and $3.40 per share for Messrs. Berlin, Campbell, Corkran and Levanduski.

(3)	Represents $7,825 contributed in 2003 by Friction Products Co. to its profit sharing plan on behalf of Mr. Weinberg; $5,000, $4,800 and $10,000 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Weinberg for a life insurance policy pursuant to his split dollar agreement with us (as described in “Employment Agreements” below); and $300, $300 and $700 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Weinberg for a split dollar life insurance policy.

(4)	Represents benefits paid to Mr. Harbert under the Friction Products Co. tax-qualified non-contributory, defined benefit pension plan.

(5)	Represents $7,825 contributed in 2003 by Friction Products Co. to its profit sharing plan on behalf of Mr. Harbert; $18,816, $18,816 and $18,816 in premiums paid by us in 2003, 2002 and 2001, respectively, for term life policies of which Mr. Harbert is the insured and his wife is the beneficiary; and $2,200, $2,200 and $4,900 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Harbert for a life insurance policy pursuant to his split dollar agreement with us (as described in “Employment Agreements” below).

(6)	Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. (as described in “Employment Agreements” below).

(7)	Effective May 20, 2003, Mr. Berlin resigned as President and Chief Operating Officer of Hawk. Pursuant to a transition agreement between Hawk and Mr. Berlin, he continued as an employee of Hawk and received compensation through January 30, 2004. In addition, Mr. Berlin will serve as a consultant of Hawk from January 31, 2004 through July 1, 2004 (as described in “Employment Agreements” below).

Option Grants in 2003

     We did not grant any options to our most highly compensated executive officers during the year ended December 31, 2003.

Option Values at Year-End 2003

     The following table summarizes information with respect to the number of unexercised options held by our most highly compensated executive officers or former executive officers as of December 31, 2003. No executive officer exercised any options in 2003.

	Number of Shares Underlying
	Unexercised Options at		Value of In-The-Money Options
	December 31, 2003		at December 31, 2003(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Most Highly Compensated Executive Officers
Ronald E. Weinberg	143,967	2,000	-0-	-0-
Norman C. Harbert	115,192	2,000	-0-	-0-
Steven J. Campbell	52,676	16,000	$7,169	-0-
Joseph J. Levanduski	19,118	-0-	$4,780	-0-
Former Executive Officers
W. Michael Corkran	26,706	18,000	$3,677	-0-
Jeffrey H. Berlin	30,680	-0-	$7,670	-0-

(1)	Valued at $3.65 per share, the closing price per share of our common stock on December 31, 2003.

Report on Stock Option Exchange

     On June 27, 2003, Hawk announced that the compensation committee of the Board of Directors approved a voluntary stock option exchange program for employees who were not members of our Board of Directors. Under the exchange program, employees were offered the opportunity to exchange an aggregate of 278,950 outstanding stock options with exercise prices equal to or greater than $6.00 per share for new stock options to be granted under Hawk’s existing option plans. The exact number of new options issued in exchange for old options depended on the exercise price of the old options. Tendered options with an exercise price per share between $6.00 and $16.99 were replaced with new options equal to the number of those options, while tendered options with an exercise price per share of at least $17.00 were replaced with new options equal to 90% of the total number of those tendered options.

     In accordance with the exchange program, on July 29, 2003, Hawk cancelled 268,850 outstanding stock options. Of the 268,850 stock options cancelled by participating employees, 106,000 were surrendered by participating executive officers. On January 30, 2004, the first business day that was six months and one day after the cancellation of the exchanged options, Hawk granted to participating employees 254,630 new stock options at an exercise price of $5.05 per share. Of the 254,630 new stock options granted to participating employees, 101,500 were granted to executive officers. The exercise price per share of all new stock options is equal to

$5.05, which was the fair market value of our common stock at the close of regular trading on Amex on January 29, 2004.

     The following table summarizes the repricing of options held by each executive officer or former executive officer who participated in the exchange program.

							Length of
				Market			Original
	Number of		Number of	Price of	Exercise		Option Term
	Securities		Securities	Stock When	Price of	Exercise	Remaining
	Underlying	Date New	Underlying	New Options	Options	Price of	When
	Options	Options	Options	Were	When	Options	Cancelled on
	Cancelled on	Were	Granted	Granted on	Cancelled on	Granted on	07/29/03 (in
Name	07/29/03	Granted	01/30/04	01/30/04	07/29/03	01/30/04	months)
Thomas A. Gilbride	15,000	01/30/04	13,500	$5.05	$17.00	$5.05	49
Vice President -	1,000	01/30/04	1,000	$5.05	$8.06	$5.05	58
Finance	4,000	01/30/04	4,000	$5.05	$6.81	$5.05	77
Joseph J. Levanduski
Vice President -	10,000	01/30/04	9,000	$5.05	$17.00	$5.05	49
Chief Financial	1,000	01/30/04	1,000	$5.05	$8.06	$5.05	58
Officer	10,000	01/30/04	10,000	$5.05	$6.81	$5.05	77
Jeffrey H. Berlin
Former President	20,000	01/30/04	18,000	$5.05	$17.00	$5.05	49
and Chief Operating	15,000	01/30/04	15,000	$5.05	$9.25	$5.05	61
Officer	30,000	01/30/04	30,000	$5.05	$6.81	$5.05	77

COMPENSATION COMMITTEE

ANDREW T. BERLIN
PAUL R. BISHOP
BYRON S. KRANTZ

1997 Stock Option Plan

     Our 1997 Stock Option Plan provides for the granting of stock options to officers and other key employees. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 1997 plan. The 1997 plan is administered by our compensation committee, which is responsible for designating those individuals to whom options are to be granted and determining the terms and conditions of such grants. In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant. The 1997 plan terminates on May 8, 2008. Options outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. No options to purchase shares of our Class A common stock were granted in 2003 under the 1997 plan. As of the record date, 30,271 shares remain available for future grants.

2000 Long Term Incentive Plan

     Our 2000 Long Term Incentive Plan provides for the granting of stock options, stock appreciation rights (SARs), restricted stock awards and performance-based awards. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 2000 plan. All of our employees are eligible to receive grants pursuant to the 2000 plan. The 2000 plan is administered by our compensation committee, which is responsible for designating those individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of such grants. In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant. The 2000 plan terminates on May 15, 2010. Awards outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. No options were granted in 2003 under the 2000 plan. As of the record date, 211,224 shares remain available for future grants.

Benefit Plans

     Our subsidiary, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees. The plan provides participating employees with retirement benefits at normal retirement age, as defined in the plan, calculated based on years of service and the average salary of each eligible participant in the years immediately preceding retirement. In no event will the amount of annual retirement income determined under these formulas and payable at the participant’s retirement date be greater than $170,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as $200,000 in each of 2000, 2001 and 2002. The estimated annual benefit payable at normal retirement age for each executive officer who is eligible to participate in the Friction Products Co. pension plan is as follows: Mr. Weinberg — $85,860; Mr. Campbell — $124,680; and Mr. Levanduski — $137,484. In 2003, Mr. Harbert received an annual benefit under the pension plan in the amount of $68,406.

     Hawk Corporation maintains a tax-qualified profit sharing plan, including features under Section 401(k) of the Internal Revenue Code that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% and a discretionary profit sharing contribution allocated to each employee based on compensation. Profit sharing contributions are approved by the Board of Directors of Hawk based on the performance of Hawk. Upon approval of the total amount of contributions, individual allocations are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by federal law. Based on Hawk’s performance in 2003, Hawk made a total discretionary contribution of $992,000 to the plan.

Employment Agreements

     Pursuant to their employment agreements, as amended, Mr. Weinberg has agreed to serve as our Chairman of the Board and Chief Executive Officer through June 2012. Mr. Harbert has agreed to serve as our Senior Chairman of the Board through June 2007. Each of Mr. Weinberg and Mr. Harbert receives a base salary and an annual bonus. Mr. Weinberg’s and Mr. Harbert’s base salary may be increased by the compensation committee, and their annual bonuses are equal to 1.75% of our earnings before interest, taxes, depreciation and amortization, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee.

     If either Mr. Weinberg or Mr. Harbert becomes mentally or physically disabled during the terms of their respective employment agreements, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability. We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred. Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s and Mr. Harbert’s life in an annual amount equal to sixty percent of their respective average annual base salaries for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of their respective average annual bonuses for the three consecutive years of employment preceding the disability. The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan.

     If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide Mr. Weinberg’s surviving spouse with health care benefits. If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

     If Mr. Harbert dies during the term of his employment agreement, we will pay his surviving spouse, if any, pursuant to the terms of the amended and restated wage continuation agreement between us and Mr. Harbert, which is described more thoroughly below. In addition, we will pay Mr. Harbert’s surviving spouse a prorated annual bonus for the year in which Mr. Harbert dies, and we will continue to provide Mr. Harbert’s surviving spouse with health care benefits. If Mr. Harbert is not survived by a spouse, we will pay to his beneficiaries or estate his base salary for two years following his death and a prorated annual bonus for the year in which he died.

     Pursuant to their employment agreements, Mr. Weinberg and Mr. Harbert are required to devote such time and effort to our business and affairs as is necessary to discharge their respective duties. Neither Mr. Weinberg nor Mr. Harbert may engage in any competitive business while employed by us and for a period of two years thereafter.

     In January 1998, we entered into a split dollar life insurance agreement with each of Mr. Weinberg and Mr. Harbert pursuant to which we purchased life insurance policies on the lives of Mr. Weinberg and Mr. Harbert in the face amounts of $3.8 million and $1.0 million, respectively. Under the terms of these split dollar agreements, we pay the annual premiums of the insurance policies in the amount of $58,586 for Mr. Weinberg’s policy and $46,163 for Mr. Harbert’s policy, and we will be reimbursed for such payments from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of each policy will be paid to beneficiaries designated by the insured. The split dollar agreements will terminate upon the occurrence of any of the following events:

•	total cessation of our business;

•	our bankruptcy, receivership or dissolution; or

•	the termination of the insured’s employment by us (other than for reason of his death or mental or physical disability).

     Upon the termination of a split dollar agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

     As amended, Mr. Harbert’s wage continuation agreement provides that if he dies during the term of his employment with us or while he is serving as a consultant to us (as described in the next paragraph), or if Mr. Harbert is no longer acting as a consultant to us because of mental or physical disability, we will pay his spouse monthly until her death an amount (on an after-tax basis) equal to sixty percent of the difference between $12,500 and a monthly annuity to be purchased for the spouse of Mr. Harbert with Mr. Harbert’s share of the proceeds of the split dollar insurance policy on Mr. Harbert’s life.

     Pursuant to the terms of the consultant agreement between us and Mr. Harbert, Mr. Harbert will provide us with consultant services following the expiration of his employment agreement. Depending on the date that Mr. Harbert’s employment agreement terminates, he may provide us with consultant services through June 2012. In consideration of Mr. Harbert providing consultant services, we will pay him an amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the effective starting date of the consultant agreement, and we will pay him an annual bonus in an amount equal to sixty percent of his average annual bonuses for the three consecutive years of employment preceding the effectiveness of the consultant agreement.

     Pursuant to an employment agreement, Mr. Campbell has agreed to serve as President of Wellman Products Group, Inc. Mr. Campbell receives a base salary and is eligible to receive an annual bonus based on performance criteria. Mr. Campbell is also entitled to participate in the standard employee benefit programs offered by Friction Products Co. and Hawk and Hawk’s stock option plans.

     The terms of Mr. Campbell’s employment agreement provide that either Wellman Products Group, Inc. or Mr. Campbell may terminate the agreement at any time for any reason or no reason. If the agreement is terminated for any reason other than misconduct by Mr. Campbell, he will continue to receive his base salary and medical insurance benefits for a period of six months following termination. During Mr. Campbell’s employment and for a period of six months thereafter, he is precluded from competing with Wellman Products Group, Inc. either as an employee or otherwise.

     Pursuant to the terms of an employment agreement between us and Mr. Corkran, Mr. Corkran agreed to serve as President of Hawk Precision Components Group, Inc. Mr. Corkran received an annual base salary and was eligible to receive a target bonus based on individual and company-based performance criteria. Mr. Corkran was also entitled to participate in our stock option and profit sharing plans.

     The employment relationship between us and Mr. Corkran was at will. Either party may have terminated the agreement at any time for any reason or no reason. Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. Pursuant to the terms of a transition agreement dated January 7, 2004, Mr. Corkran will serve as an advisor to the President of Hawk Precision Components Group, Inc. through March 31, 2004 at his rate of base compensation in 2003. In addition, Mr. Corkran may continue to serve as an advisor from April 1, 2004 through June 30, 2004 at a salary equal to 75% of his rate of base compensation in 2003. Hawk will provide the payment of health benefits and certain other perquisites through June 30, 2004. Beginning on July 1, 2004, Mr. Corkran will serve as a consultant of Hawk, on an as needed basis. Mr. Corkran also agreed to a two-year covenant not to compete with Hawk, and a one-year covenant not to solicit our employees.

     Effective May 20, 2003, Jeffrey H. Berlin resigned as President and Chief Operating Officer of Hawk. Pursuant to the terms of a transition agreement dated October 27, 2003, Mr. Berlin remained an employee of Hawk and continued to work on designated ongoing projects and special projects of Hawk through January 30, 2004 at the annual rate of $275,000 and was eligible to received incentive compensation for 2003. Mr. Berlin did not receive incentive compensation in 2003. In addition, Mr. Berlin will serve as a consultant of Hawk from January 31, 2004 through July 1, 2004 at the annual rate of $275,000. During the term of the agreement, Hawk will provide Mr. Berlin with the same health benefits and disability insurance premiums as were in effect immediately prior to May 20, 2003 and paid Mr. Berlin a lump sum of $14,100 for certain other perquisites. Mr. Berlin also agreed to a two-year covenant not to compete with Hawk and a three-year covenant not to solicit our employees.

     We have no employment agreement with Mr. Levanduski, our other most highly compensated executive officer.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The compensation committee of our Board of Directors determines the compensation for Mr. Weinberg, our Chairman of the Board and Chief Executive Officer, and Mr. Harbert, our Senior Chairman of the Board and Founder, and reviews and makes recommendations regarding the compensation for all of our other executive officers. The committee also administers our 2000 Long Term Incentive Plan and 1997 Stock Option Plan, recommending, in consultation with executive management, grants of options and the terms of the grants for our employees. The committee submits its proposals and recommendations for executive officer compensation and stock option grants to the Board of Directors for approval. The committee is composed of three independent directors, Andrew T. Berlin, Paul R. Bishop and Byron S. Krantz.

Compensation Philosophy

     The compensation committee subscribes to a total compensation program composed of three elements:

•	base salary,

•	annual incentives, and

•	long term incentives.

     In formulating and implementing compensation policy and structure and making bonus recommendations, the committee has followed the philosophy that a substantial portion of the compensation should relate to our financial performance. Accordingly, the compensation program has been structured to include annual incentive compensation based upon our earnings before interest, taxes, depreciation and amortization (EBITDA). The committee believes that the performance-based incentive program has been crucial in attracting high caliber executives necessary for the successful conduct of our business. In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives. While continuing to use EBITDA as the basis for annual incentive compensation, the committee has also approved the introduction of additional individual performance standards for managers.

     A goal of the committee is maintaining total compensation on a basis consistent with similar companies that achieve similar substantial EBITDA margins, as well as other strategic and performance characteristics. The committee, as it deems appropriate, utilizes independent national consulting services and reviews executive compensation of similar companies to determine appropriate levels of compensation. The committee selects the companies for comparison based on numerous factors, such as the industries in which they operate, their EBITDA margins, their size and complexity and the availability of compensation information.

Base Salary

     In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg and Mr. Harbert, determines each of their base salaries and reviews the recommendations of Messrs. Weinberg and Harbert regarding the compensation for the executive officers. The committee, in determining the appropriate base salaries of the executive officers, generally considers the historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors. The committee has not found it practicable, nor has it attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers. As the committee believes is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

     In response to business conditions, senior management at our operating facilities took a voluntary salary reduction beginning in October 2001 until April 2002. Mr. Weinberg’s annual base salary was reduced 55% throughout this period and Mr. Harbert’s annual base salary was reduced 50% throughout this period. In 2003, Messrs. Weinberg and Harbert’s salaries returned to their respective employment agreement levels. Messrs. Weinberg and Harbert’s annual salaries for 2003 were $418,625 each. In 2003, Mr. Harbert’s annual base salary was reduced by an amount equal to the monthly payment he received under the Friction Products defined benefit pension plan.

Annual Incentive Compensation Plan

     Since Hawk’s formation, we have provided a significant portion of total compensation for our executive officer group, including Mr. Weinberg and Mr. Harbert, from incentive compensation based on our success. Total annual incentive compensation for the executive officers is based on approximately 5% of EBITDA, excluding new acquisitions and acquisitions with earn-out provisions. Under their employment agreements, Mr. Weinberg and Mr. Harbert are each entitled to receive, from the total incentive compensation available to executives, 1.75% of EBITDA as adjusted. The compensation committee awarded Mr. Weinberg and Mr. Harbert approximately 1.0% and 0.6% of EBITDA, as adjusted, respectively, in 2003.

Long-Term Incentives

     We have adopted the 1997 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options and the 2000 Long Term Incentive Plan, which allows for the issuance of stock options, SARs, restricted stock and performance-based awards. We have also adopted and our stockholders have approved an annual incentive compensation plan for our chief executive officer that is designed to exclude certain types of compensation from the deductibility limitations contained in Section 162(m) of the Internal Revenue Code. The compensation committee, in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award. In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations.

     One of the objectives of the plans is to align the interests of our stockholders with recipients of the option or award grants. All grants of options under the 1997 plan since our public offering and the 2000 plan have been made with an exercise price equal to the closing price on the day before the grant, and the options vest ratably over various periods. The committee believes that this procedure ties the compensation value of these stock options directly to our long term performance as measured by its future return to the stockholders. In 2003, none of our executive officers were granted options to purchase our Class A common stock under the 1997 plan or the 2000 plan.

2003 Chairmen Compensation

     The base salary earned in 2003 by Mr. Weinberg and Mr. Harbert was determined as described in this report. At the conclusion of the voluntary salary reduction period in April 2002, Messrs. Weinberg and Harbert’s salaries returned to their respective employment agreement levels. For 2003, the base salary for Messrs. Weinberg and Harbert remained unchanged. Mr. Weinberg and Mr. Harbert each received an incentive compensation bonus in 2003 pursuant to the terms of their respective employment agreements.

Compensation Committee

ANDREW T. BERLIN
PAUL R. BISHOP
BYRON S. KRANTZ

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Byron S. Krantz serves as our secretary without compensation and is a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to us.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 6, 2004, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of such stock,

•	each director,

•	each executive officer in our 2003 compensation table, and

•	all our directors and executive officers as a group.

     This table does not include 136,943 shares of Class A common stock granted under stock options pursuant to the 1997 Stock Option Plan and 41,600 shares of Class A common stock granted under stock options pursuant to the 2000 Long Term Incentive Plan that are outstanding, but not presently exercisable.

	Beneficial Ownership (1)
	Class A Common			Series D Preferred
Names and Address (2)	Shares	Right to Acquire (3)	Percentage	Shares	Percentage
Ronald E. Weinberg (4) (5)	1,243,998	143,967	15.8%	689	45%
Norman C. Harbert (4) (6)	1,216,475	115,192	15.2%	689	45%
Byron S. Krantz (4) (7)	283,972	21,968	3.5%	152	10%
Royce & Associates, LLC (8) 1414 Avenue of the Americas New York, NY 10019	937,300	—	10.8%	—	—
Dalton, Greiner, Hartman, Maher & Co. (9) 565 Fifth Ave., Suite 2101 New York, New York 10017	835,400	—	9.7%	—	—
Wellington Management Company LLP (10) 75 State Street Boston, Massachusetts 02109	780,000	—	9.1%	—	—
Neuberger Berman, Inc. (11) 605 Third Avenue New York, New York 10158	659,800	—	7.6%	—	—
Wellington Trust Company (12) 75 State Street Boston, Massachusetts 02109	650,000	—	7.5%	—	—
Dimensional Fund Advisors Inc. (13) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	609,300	—	7.0%	—	—
Paul S. Levy (14) Joseph Littlejohn & Levy 450 Lexington Avenue, Suite 3350 New York, New York 10017	511,100	—	5.9%	—	—
Jeffrey H. Berlin (15) 20 Timber Ridge Chagrin Falls, Ohio 44022	270,742	93,680	4.0%	—	—
Dan T. Moore, III	33,221	21,968	*	—	—
Joseph J. Levanduski	25,000	35,118	*	—	—
Andrew T. Berlin	26,171	—	*	—	—
Paul R. Bishop	25,615	21,968	*	—	—
Steven J. Campbell	11,000	60,676	*	—	—
Jack F. Kemp (16)	9,681	20,968	*	—	—
W. Michael Corkran (17) 12805 Keystone Lane Chardon, Ohio 44024	8,600	6,106	*
All directors and executive officers as a group (13 individuals)	3,194,165	602,864	43.3%	1,530	100%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3)	Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See “Stockholders’ Agreement.”

(5)	Includes 1,078,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.

(6)	Includes 65,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,032,561 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership.

(7)	Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.

(8)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 6, 2004.

(9)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Includes 828,900 shares over which Dalton, Greiner, Hartman Maher & Co. has sole voting power and 835,400 shares over which Dalton, Greiner, Hartman Maher & Co. shares dispositive power.

(10)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004. Includes 650,000 shares over which Wellington Management Company, LLP shares voting power and 780,000 shares over which Wellington Management Company, LLP shares dispositive power.

(11)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004. Includes 659,800 shares over which Neuberger Berman, Inc. shares dispositive power.

(12)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004. Includes 650,000 shares over which Wellington Trust Company, NA shares voting and dispositive power.

(13)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 3, 2004.

(14)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on March 27, 2000.

(15)	Effective May 20, 2003, Mr. Berlin resigned as President and Chief Operating Officer of Hawk (as described in “Employment Agreements” above).

(16)	Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

(17)	Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. (as described in “Employment Agreements” above).

Stockholders’ Agreement

     Messrs. Weinberg, Harbert and Krantz are parties to a Stockholders’ Voting Agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:

•	in favor of electing Messrs. Weinberg, Harbert and Krantz (so long as each desires to serve) or their respective designees to our Board of Directors,

•	in favor of electing such other directors to the Board of Directors as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct, and

•	with respect to such matters as are submitted to a vote of our stockholders as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct.

     If any of Messrs. Weinberg, Harbert and Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Messrs. Weinberg, Harbert or Krantz or their respective designees; provided that the provisions described in first two clauses above will terminate sooner in the event that none of Messrs. Weinberg, Harbert and Krantz (or any designee thereof) remains on the board of directors.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on our Class A common stock with the cumulative total return of the S&P Industry Group Index — Industrial Machinery and the Russell 2000 Index. Cumulative total return for each of the periods shown in the Performance Graph is calculated from the last sale price of our Class A common stock at the end of the period and assumes an initial investment of $100 on December 31, 1998 and the reinvestment of any dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Stockholder Notes. Mr. Weinberg and Mr. Harbert each issued notes to us to repay certain indebtedness incurred by them with respect to the acquisition of Helsel, Inc. in June 1995. The original principal amount of each note was $802,000. The notes are due and payable on July 1, 2005 and bear interest at the prime rate. In May 1998, each of Messrs. Weinberg and Harbert repaid $302,000 of their notes. The remaining outstanding principal amount of each note is $500,000.

     We believe that the terms of the transactions described above are on terms at least as favorable as those which we could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee of our board of directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     A stockholder intending to present a proposal to be included in our proxy statement for our 2005 annual meeting of stockholders must deliver a proposal, in accordance with the requirements of our Amended and Restated By-laws and Rule 14a-8 under the Exchange Act, to our Secretary at our principal executive office no later than December 14, 2004. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such business.

A stockholder desiring to nominate a director for election at our 2005 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our Amended and Restated By-laws, to our Secretary at our principal executive office no earlier than March 5, 2005 and no later than April 2, 2005. Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of our common stock beneficially owned by the stockholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

     Our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

BYRON S. KRANTZ
Secretary

April 30, 2004

ANNEX A

HAWK CORPORATION
NOMINATING COMMITTEE CHARTER

Purpose

The Nominating Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Hawk Corporation (“Hawk”). The purpose of the Committee is to assist the Board by (a) identifying individuals qualified to become Board members, and (b) recommending that the Board select its director nominees for upcoming meetings of stockholders or to be appointed by the Board to fill an existing or newly-created vacancy on the Board.

Membership

The Committee will consist of independent directors and will have no fewer than two members. Independent members of the Committee will satisfy the standards of independence for members of the Board as defined for purposes of applicable federal securities law and the listing standards of the American Stock Exchange or other applicable listing standards. Members of the Committee shall serve at the pleasure of the Board. The Board shall designate one member of the Committee to serve as the chair of the Committee.

Responsibilities

The Committee will have the following responsibilities:

•	To the extent there are any vacancies on the Board and to the extent the Committee determines, in accordance with this Charter, not to renominate an incumbent director for election to the Board, actively seek to identify individuals qualified to become Board members and to recommend that the Board select director candidates to be considered for election at Hawk’s next annual meeting of stockholders or to be appointed by the Board to fill an existing or newly-created vacancy on the Board. In recommending such candidates, the Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include:

•	judgment;

•	skill;

•	diversity;

•	integrity;

•	experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other Board members; and

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

•	Review the qualifications of, and make recommendations regarding, any director candidates submitted to Hawk by stockholders in accordance with Hawk’s Bylaws, as amended.

•	Evaluate whether an incumbent director should be nominated for re-election to the Board or any committee of the Board upon expiration of such director’s term. The Committee will use the same factors established for new director candidates to make its evaluation and will also take into account the incumbent director’s knowledge of Hawk and performance as a Board member.

•	Provide a written report to the Board containing the Committee’s approval of candidates to stand for election as a director at Hawk’s annual stockholder’s meeting, or to fill vacancies in the Board.

•	Perform such other functions as may be requested by the Board from time to time.

Procedures

The Committee shall meet at least annually, or more frequently as circumstances dictate.

The Committee is authorized (without seeking approval of the Board) to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The Committee is authorized (without seeking approval of the Board) to retain outside attorneys and other expert personnel to assist the Committee as it deems necessary. The Committee is authorized to obtain appropriate funding, as determined by the Committee, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties.

Nothing in this Charter shall be deemed to interfere with or override the terms set forth in Hawk’s Series D Preferred Stock.

Amendments and Waivers to the Charter

The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the Charter. The Board reserves the right to accept the Committee’s recommendation and to alter, amend, modify, revoke, suspend, terminate or waive any or all of the Charter at any time, in its discretion.

Limitation on use of the Charter

The Charter is intended to be a description of certain policies that Hawk has adopted as of this time, and is to be used solely as a source of information about the Committee as presently in effect. Nothing in this Charter shall be deemed to or otherwise create for an employee or any other third party an enforceable right against Hawk, its directors, any member of the Committee, officers or any other employee or third party. Except by Hawk at the direction of our board of directors or executive officers, this Charter may not be used as evidence or referred to in any other way in any action, claim, suit or other proceeding.

Adoption

This Charter was approved and adopted by the Board of Directors of Hawk on February 26, 2004.

ANNEX B

HAWK CORPORATION
AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Hawk Corporation (“Hawk” or the “Company”). The Board shall appoint a Committee of at least three members at the annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors shall be duly elected and qualified, consisting entirely of independent directors of the Board, and shall designate one member as chairperson or delegate the authority to designate a chairperson to the Committee. For purposes hereof, members of the Committee shall be considered independent as long as they:

•	Satisfy the independence requirements for members of the Board as defined for purposes of applicable federal securities laws, including Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “SEC”), including 10A-3 of the Exchange Act and the listing standards of the American Stock Exchange (“Amex”) or other applicable listing standards;

•	Do not accept directly or indirectly any consulting, advisory, or other compensatory fee from Hawk or any of its subsidiaries, other than director fees (including Board committee fees) and fixed compensation under a retirement plan for prior service with Hawk, as long as the compensation is not contingent on continued service;

•	Are not an affiliated person of Hawk or its subsidiaries (other than by virtue of being a director of Hawk or any of its subsidiaries); and

•	Each Committee member must be free of any relationship with Hawk, its personnel and other members of the Board that, in the opinion of the Board, would interfere with his or her exercise of independent judgment.

Each member of the Committee must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and Amex or other listing standards. At least one member of the Committee shall be an “audit committee financial expert,” as defined by the SEC in Item 401(h) of Regulation S-K. No Committee member may serve on the audit committee of more than two other publicly-traded companies.

The Committee shall meet at least quarterly, in person or telephonically. The Committee shall meet separately and periodically with management, the personnel responsible for the internal audit function, and the independent auditor. The Committee shall report regularly to the Board with respect to its activities.

The Committee may request that any directors, officers or employees of Hawk, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee may request.

The Committee may meet in executive session outside the presence of the Company’s executive officers. The Committee shall meet in executive session at least once annually.

Purpose

The purpose of the Committee shall be to:

•	Provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to:

•	the integrity of the financial statements and financial controls of the Company;

•	the Company’s compliance with accounting, legal, regulatory and ethical requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

•	Prepare a report to shareholders to be included in the Company’s proxy statement as required by the SEC.

Reliance

The Committee will rely on the expertise, knowledge and experience of management, the internal auditor and the independent auditor in carrying out the Committee’s oversight responsibilities. Management and the independent auditor shall be responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations.

Duties and Responsibilities

In fulfilling its duties and responsibilities, the Committee shall remain flexible to best ensure that the Committee fulfills its purposes. Therefore, the following duties and responsibilities of the Committee are set forth as a guide with the understanding that the Committee may supplement or diverge from them as appropriate under any particular set of circumstances as the Committee determines in its discretion.

•	The Committee shall be directly responsible for the appointment, compensation, retention, evaluation, and, where appropriate, the replacement of the independent auditors (subject, if deemed applicable by the Committee, to shareholder ratification), who shall prepare and issue an audit report or related work or perform other audit, review or attestation services for Hawk. The Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditors shall report directly to the Committee.

•	The Committee shall determine if the independent auditors have registered with the Public Company Accounting Oversight Board.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for fulfilling their respective audits, including the adequacy of staffing and budget or compensation.

•	The Committee shall pre-approve all audit and non-audit services (including the fees and terms thereof) provided by the independent auditors to Hawk and shall not engage the independent auditors to perform the specific non-audit services proscribed by applicable law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. Any non-audit services approved by the Committee and performed by Hawk’s independent auditor must be disclosed to shareholders in Hawk’s reports on Form 10-K or proxy statements, as applicable.

•	The lead (or coordinating) audit partner and the audit review partner associated with Hawk’s independent auditors must be changed at least every five years, or as otherwise required by law.

•	At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	the independent auditors’ internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and the response of the independent auditor; and

•	the independence of the independent auditors, including a discussion of any relationships or services that may impact their objectivity.

•	After reviewing the foregoing report and the independent auditors work throughout the year, the Committee shall evaluate the auditor’s qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead partner of the independent auditor and take into account the opinions of management, and Hawk’s personnel responsible for the internal audit function.

•	The Committee shall review with the independent auditor any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or access to requested information, and management’s response. In the course of such review of problems or difficulties, the Committee may review

•	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise),

•	any communications between the independent audit team and the independent audit firm’s national office respecting auditing or accounting issues presented by the engagement, and

•	any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to Hawk or any “internal control” letter issued, or proposed to be issued, by any independent accounting firm responsible for internal controls over financial reporting.

•	The Committee shall receive and review a report from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of Hawk, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

•	The Committee shall review and discuss earnings or financial guidance press releases prior to their release; provided that, if it is not otherwise practicable for the entire Committee to review a press release prior to its release, such review may be performed by the Chairman of the Committee or his or her designee on the Committee.

•	The Committee shall review and discuss the quarterly financial statements, including Hawk’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors prior to the filing of Hawk’s Quarterly Report on Form 10-Q. The Committee shall also discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review and discuss the annual audited financial statements, including Hawk’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors and recommend to the Board the inclusion of Hawk’s audited financial statements in Hawk’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). The independent auditor shall (1) in accordance with Auditing Standards Nos. 61 and 90 and other applicable professional standards, provide the Committee with additional information regarding the scope and results of the audit that may assist the Committee in overseeing management’s reporting and disclosure process, and (2) discuss with the Committee certain information relating to the independent auditor’s judgment about the quality, not just the acceptability, of Hawk’s accounting principals and significant estimates.

•	The Committee shall discuss with the Chief Executive Officer and the Chief Financial Officer periodically (and in no event less frequently than quarterly) and may discuss with Hawk’s personnel responsible for the internal audit function and, if applicable, any independent accounting firm responsible for Hawk’s internal controls over financial reporting, their conclusions about any changes that may have been made in Hawk’s internal controls and procedures and the efficacy of such controls and procedures, including any significant deficiencies in the design or operation of such controls and procedures or material weaknesses therein.

•	The Committee shall discuss with Hawk’s outside legal counsel, at least annually and at such other times as the Committee considers appropriate, material legal affairs of Hawk and Hawk’s compliance with applicable law and listing standards. In this connection, the Committee shall discuss with management (and appropriate counsel) and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding Hawk’s financial statements, accounting or auditing matters or compliance with Hawk’s Code of Ethics or other standards of conduct.

•	The Committee also should discuss with management Hawk’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	The Committee shall ask management to identify and list the principal risks that Hawk faces and the likelihood they will occur and, if possible, the cost of preventing them.

•	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations.

•	In accordance with Section 307 of the Sarbanes-Oxley Act, attorneys are required to report evidence of material violations of securities law or similar violations. In lieu of forming a separate Hawk Qualified Legal Compliance Committee (“QLCC”) within the meaning of 17 CFR Part 205 (the final rules establishing standards for attorneys who appear and practice before the SEC on behalf of public companies) the Committee shall serve as the QLCC in accordance with the charter of the QLCC attached hereto.

•	The Committee shall review and approve all related-party transactions.

Other Authority and Responsibilities

The Committee shall communicate directly with the independent auditors, the internal auditors, management of Hawk, and members of the Board as it considers necessary or advisable for the full and faithful execution of this Charter and the Committee’s duties and responsibilities hereunder.

The Committee shall have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules and Amex or other listing standards, and shall discharge all of its authority and responsibilities in accordance with all applicable law, SEC rules and Amex or other listing standards. The Committee may conduct or authorize the conduct of such investigations within the scope of its authority and responsibilities as it considers appropriate.

The Committee may retain such legal, accounting or other advisers as the Committee considers necessary or advisable for the full and faithful execution of this Charter and the Committee’s duties and responsibilities hereunder. The Committee is authorized to obtain appropriate funding, as determined by the Committee, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties.

Amendments and Waivers to the Charter

The Committee shall review and reassess this Charter at least annually and obtain the approval of the Board for any proposed changes to this Charter. The Board reserves the right to accept the Committee’s recommendation and reserves the right to alter, amend, modify, revoke, suspend, terminate or waive any or all of this Charter at any time, in its discretion.

Limitation on use of the Charter

This Charter is intended to be a description of certain policies that Hawk has adopted as of this time, and is to be used solely as a source of information about the Committee as presently in effect. Nothing in this Charter shall be deemed to or otherwise create for an employee or any other third party an enforceable right against Hawk, the members of the Committee, its directors, officers or any other employee or third party. Except by Hawk at the direction of our board of directors or executive officers, this Charter may not be used as evidence or referred to in any other way in any action, claim, suit or other proceeding.

Adoption

This Charter supercedes and replaces Hawk’s Audit Committee Charter dated January 2, 2001. This Charter was approved and adopted by the Board on February 26, 2004.

HAWK CORPORATION
QUALIFIED LEGAL COMPLIANCE COMMITTEE CHARTER

Organization

This Charter governs the operations of the Audit Committee in its role as the Qualified Legal Compliance Committee (the “QLCC”) of the Board of Directors of Hawk Corporation (“Hawk” or the “Company”). The chairperson of the Audit Committee shall designate the chair of the QLCC, which may be the Audit Committee chairperson. The QLCC will meet as it deems necessary to fulfill its responsibilities under this Charter.

Purpose

The QLCC shall review any report made directly, or otherwise made known, to the QLCC by attorneys employed or retained by Hawk or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (each, a “material violation”), all in accordance with the provisions of 17 CFR Part 205 (“Part 205”), as may be amended from time to time.

Responsibilities

The QLCC will have the following responsibilities:

•	Adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of Part 205 by Hawk, its subsidiaries or affiliates, or any of their respective officers, directors, employees, or agents (a “report”);

•	Upon receipt of a report:

•	Inform the Company’s chief legal officer (or the equivalent thereof) or chief executive officer of such a report, unless such notification would be futile; and

•	Determine whether an investigation is necessary regarding any report.

•	If the QLCC determines an investigation is necessary or appropriate:

•	Notify the full Board of Directors;

•	Initiate an investigation, which may be conducted either by the chief legal officer (or equivalent thereof) or by outside attorneys; and

•	Retain such additional expert personnel as the QLCC deems necessary.

•	At the conclusion of any such investigation:

•	Recommend that the Company implement an appropriate response to evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	a finding that the attorney who conducted the investigation has advised the Committee and the Company that such attorney has found, consistent with his or her professional obligations, that a colorable defense may be asserted on behalf of Hawk, its subsidiaries or their officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation.

•	Retain continuing oversight of any adopted remedial recommendations to ensure that they have been substantially implemented;

•	Inform the chief legal officer (or the equivalent thereof), the chief executive officer and the full Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted, if any; and

•	Take all other appropriate action, including the notification of the Securities and Exchange Commission in the event the Company fails in any material respect to implement an appropriate response that the QLCC has recommended.

Procedures

The QLCC may act only by majority vote.

The QLCC is authorized (without seeking approval of the Board of Directors) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary. The QLCC is authorized to obtain appropriate funding, as determined by the QLCC, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the QLCC that are necessary or appropriate for carrying out its duties.

The QLCC shall evaluate its own performance on an annual basis.

Amendments and Waivers to the Charter

The QLCC shall review and reassess the charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the charter. The Board reserves the right to accept the QLCC’s recommendation and to alter, amend, modify, revoke, suspend, terminate or waive any or all of the charter at any time, in its discretion, but not in any manner to interfere or otherwise participate in an ongoing investigation or the results of an investigation by the QLCC.

Limitation on use of the Charter

The charter is intended to be a description of certain policies that Hawk has adopted as of this time, and is to be used solely as a source of information about the QLCC as presently in effect. Nothing in this charter shall be deemed to or otherwise create for an employee or any other third party an enforceable right against Hawk, its directors, any member of the QLCC, officers or any other employee or third party. Except by Hawk at the direction of our board of directors or executive officers, this charter may not be used as evidence or referred to in any other way in any action, claim, suit or other proceeding.

Adoption

This charter was approved and adopted by the Board of Directors of Hawk on February 26, 2004.

DETACH CARD
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PROXY	PROXY
HAWK CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2004

Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114
10:00 a.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on June 3, 2004, at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114, beginning at 10:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 30, 2004 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.

Please mark your choice like this ☒ in blue or black ink.

The Board of Directors recommends that you vote FOR “For All Nominees”.

1.	Election of Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III as directors.

☐	FOR ALL NOMINEES (unless struck out above)	☐	WITHHOLD FROM ALL NOMINEES

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

This proxy is continued on the reverse side. Please date, sign and return promptly.

DETACH CARD
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(Continued from the other side)

This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated: _______________ , 2004

Signature

Signature if held jointly

I plan to attend the meeting: Yes ☐ No ☐